Exhibit 1.1

TERMS AGREEMENT

Washington Gas Light Company
101 Constitution Avenue, N.W.
Washington, D.C. 20080

Attention:
Subject in all respects to the terms and conditions of the Distribution Agreement (the “Distribution Agreement”), dated September 10, 2015 among BB&T Capital Markets, a division of BB&T Securities, LLC, MUFG Securities Americas Inc. (formerly known as Mitsubishi UFJ Securities (USA), Inc.), TD Securities (USA) LLC, The Williams Capital Group, L.P., U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC and Washington Gas Light Company (the “Company”), the undersigned agrees to purchase the following principal amount of the Company’s Medium-Term Notes, Series K (the “Notes”):
Aggregate Principal Amount: $250,000,000
Security: Medium Term Notes, Series K
Coupon Rate: 3.796%
Maturity Date: September 15, 2046
Interest Payment Dates: March 15 and September 15 of each year, commencing on March 15, 2017
Issue Price: 100.00% of Principal Amount
Purchase Price: 99.25% of Principal Amount plus accrued interest, if any, from September 16, 2016
Pricing Date and Time: September 13, 2016 / 3:35 p.m. New York City time
Ratings: Moody’s: A1; S&P: A+; Fitch: AA-

Settlement Date: September 16, 2016

Participating Agents: MUFG Securities Americas Inc., Wells Fargo Securities, LLC, BB&T Securities, LLC, TD Securities (USA) LLC and The Williams Capital Group, L.P.

Redemption: Prior to March 15, 2046, the notes may be redeemed at our option on any date or dates, in whole or from time to time in part, at a redemption price, to be calculated by us, which may be determined as the greater of (i) 100% of the principal of such notes; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined Pricing Supplement No. 1) plus a Make-Whole Call Premium of +20 bps, plus, in either such case, accrued and unpaid interest on the principal of such notes to the date of redemption. At any time on and after March 15, 2046, the notes may be redeemed at our option on any date or dates, in whole or from time to time in part, at 100% of the principal of such notes, plus accrued and unpaid interest on the principal of such notes to the date of redemption.

Method of Payment: Federal funds wire
Modification of Section 3(b)
of the Distribution Agreement:
Replace Section 3(b) of the Distribution Agreement in its entirety with the following:
“(b) The Company agrees that, unless it has obtained or will obtain the prior written consent of the Agents, and each Agent, severally and not jointly, agrees with the Company that, unless it has obtained or will obtain, as the case may be, the prior written consent of the Company, it has not made and will not make any offer relating to the Notes that would constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Company with the Commission or retained by the Company under Rule 433, other than the information contained in the Pricing Supplement prepared and filed pursuant to Section 5(a) and (ii) a free writing prospectus, including any road show, that is not required to be filed by the Company pursuant to Rule 433. Any such free writing prospectus consented to by the Agents or the Company and listed on Schedule I to a Terms Agreement is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company agrees that (i) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an issuer free writing prospectus (as defined in Rule 433) and (ii) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.”

Modification, if any, in
the requirements to
deliver the documents
specified in Section 6(b)
of the Distribution Agreement: None.
Period during which additional
Notes may not be sold pursuant
to Section 4(m) of the Distribution
Agreement:                None.

This Agreement shall be governed by and construed in accordance with the laws of New York.
MUFG SECURITIES AMERICAS INC.
By:     /s/ Richard Testa
Title: Managing Director

WELLS FARGO SECURITIES, LLC
By:     /s/ Carolyn Hurley
Title: Director

Accepted: September 13, 2016
WASHINGTON GAS LIGHT COMPANY
By:    /s/ Anthony M. Nee
Title: Vice President and Treasurer

Schedule I

•	Washington Gas Light Company Medium Term Notes Offering Road Show dated September 2016